Exhibit 99.1
Dear Shareholder:
Since last year, we at Hythiam have been busy building the knowledge, resources and infrastructure required for us to capitalize on and make widely accessible the value inherent in the PROMETA® treatment protocols. The most important metric for us will always be the number of lives we impact.
We are pleased to report that over 1,500 patients have been treated to date, and the number continues to steadily increase.
Many of the elements necessary for a dramatic shift to occur in the current paradigm of addiction treatment are now in place, and we believe that Hythiam’s integrated PROMETA treatment protocols will be an integral part of that change. Everything we have accomplished thus far has been because PROMETA represents hope that there is a better way to treat addictive disorders and their associated issues. For the patients and their families, PROMETA represents recovery. For the public sector, PROMETA represents opportunities to reduce crime, unemployment, criminal recidivism, incarceration and medical costs. For the employer, there is the potential for reduced healthcare costs and workplace liability, and the benefit of increased workforce productivity. For managed care, there is an opportunity to slow down the revolving door of chronic in-patient treatment and cumulative healthcare burden caused by addiction. For all of us at Hythiam, PROMETA represents an opportunity to make a lasting positive impact on the world.
Our commitment to you last year was to advance and educate the academic and clinical community about the Science of Recovery, and build the infrastructure to support and capture the government, healthcare provider and private pay markets for substance dependence treatment. This is exactly what has been happening. Last year, a study of the medical portion of the PROMETA treatment protocol for methamphetamine-dependent patients was completed by leading clinical investigator Harold C. Urschel III, M.D. from Research Across America of Dallas, Texas. In this open-label study, Dr. Urschel concluded that more than 80 percent of study participants received significant clinical benefit from the administered medications and nutritional supplements, despite the absence of any counseling program.
This year, we are pleased to share the top-line results from the first study of the medical component of the PROMETA treatment protocols for alcohol dependence by Jeffery Wilkins, M.D. and Cedars-Sinai Medical Center. This open-label study also focused only on medication and nutritional supplementation, and did not include any counseling. It has always been our view that maintaining long-term abstinence requires psychosocial intervention since environment and behavioral patterns are such a big part of the equation, but only if the physiological factors such as cravings and cognition have been addressed first. This especially applies for the alcohol- dependent individual, since alcohol is both legal and ubiquitous in society and culture. Also, since this was the first study for alcohol-dependent subjects, Dr. Wilkins measured the effect of a prior version of the medical component of PROMETA that was in use at that time, one that included only two consecutive days of IV medication administration. Currently, the latest version of the medical component of the PROMETA treatment protocol for alcohol dependence includes three consecutive days of IV infusions. Based upon his findings, Dr. Wilkins has initiated an 80-subject randomized, double-blind, placebo- controlled study to further evaluate the reported relief of cravings and improvement in cognition, this time with three consecutive days of IV infusions.
At baseline, the subjects consumed a group mean of 12.5 drinks per day and had a group mean of 79 percent drinking days per month. Patients were not required to have the typical one to two weeks of prior abstinence required in most alcohol dependence medical treatment studies. In fact, subjects who were continuously abstinent for more than 72 hours were excluded from the study. Previous research has shown that cravings and impaired neuropsychological function predict poor treatment outcomes. Among all available subjects at each follow-up visit, including non-abstainers, an 86 percent decrease in median cravings from baseline to week one was reported, decreasing further to a 94 percent reduction in median cravings at the end of 30 days.

Alcohol use was substantially reduced in all subjects, including drinkers, with an 82 percent reduction in mean percentage of drinking days, and an 85 percent reduction in mean standard drinks per day at the end of the 16-week study. At 30 days, even the non-abstinent subjects demonstrated reduced alcohol consumption from baseline levels, demonstrating an 82 percent reduction in mean percentage of all drinking days and an 89 percent reduction in percentage of mean heavy drinking days. Results were verified by blood tests, breathalyzer, self-reporting and urinalysis.
Also in this study, subjects with measurable neurocognitive deficits at baseline showed significant improvement by the second week, and all but one tested normal by the end of the study. Alcoholics who are abstinent typically take months or years in order to regain normal neurocognitive performance.
These results are further bolstered by recent independent preclinical research that has provided validation of the science underlying the medical component of the treatment protocols. An April 2007 article in the Journal of Neurochemistry recently confirmed alpha4 subunit gene expression and an associated change in GABAA receptor function induced by ethanol withdrawal. In February 2007, Dr. Sheryl Smith, a leading expert in neurosteroids and the GABAA receptor, demonstrated the same pathology in methamphetamine dependence. Both groups reported that a component of PROMETA reversed this pathology, supporting our theorized clinical mechanism of action—that something very real is occurring to PROMETA patients, not just a placebo effect. Finding a potential biological substrate in addiction is also significant in that it creates awareness that components of addictive disorders are rooted in physiology, and not just as a result of behavioral challenges.
Perhaps the biggest catalyst for our growth will be the availability of the first double-blind, placebo controlled data on the PROMETA treatment protocols anticipated this year. There are currently five studies underway by leading investigators in this field, and we expect that data will become available beginning as early as our fiscal third quarter this year.
Managed Care
Our initial assumptions regarding the timing of managed care interest appear to have been conservative as we have quickly developed a pipeline of near-term opportunities. What drove this rapid shift was the recognition, based upon publicly available data from studies and pilots, that PROMETA was demonstrating robust outcomes across diverse populations. We were suddenly in the position of entering commercial evaluations with Blue Cross Blue Shield plans, and in late-stage negotiations with others in the managed care field.
We learned from third-party payors that for their purposes, disease management was the preferred service we could deliver to them. This represented a welcome challenge for us. While it accelerated our expectations in deriving revenues from this sector, it also left us with the realization that we lacked the requisite infrastructure necessary to deliver service. We found a timely solution in the eighth- largest at-risk managed behavioral healthcare organization, Comprehensive Care Corporation (CompCare), in whom we acquired a majority controlling interest in January 2007.
We believe our relationship with CompCare will create synergies and efficiencies allowing us to more effectively and efficiently facilitate adoption and use of our protocols among populations managed or reimbursed by third-party payors. CompCare provides an infrastructure to deliver a PROMETA-based disease-management offering within the timeframe required by our managed care opportunities.
Licensees and PROMETA Centers
Due to the innovative nature of the scientific theories underlying PROMETA, we felt that we needed to spend more time educating our licensees and providing them with key insights into the pathology as well as the mechanism of action. Toward that end, we conducted extensive market analyses and created targeted messaging that outlines our scientific rationale. We identified that until PROMETA becomes a household name, validated by placebo-controlled studies, education will be needed for patients, family members, physicians, psychiatrists, counselors, residential treatment centers and key opinion leaders.
We learned that the handful of our people who have been in the field have been our most valuable resource in generating early awareness. That is why we committed to increasing our field personnel presence to a total of 36 individuals servicing 18 major metropolitan service areas. We can share with you that the early results from this strategy and our new field personnel have been overwhelmingly positive.
Dedicated PROMETA Centers continue to drive a significant portion of our licensing revenues while also serving as centers of excellence within the field. They also lead the way in identifying the best practices for use throughout our licensee network. Last year we started with only one center in the Los Angeles region. We are excited to report that there are now two additional PROMETA Centers: San Francisco and Woodbridge, N.J. The fourth center is expected to open in Boca Raton, Fla., during June 2007.
Addiction and alcoholism are global problems, and thus far we have received a warm reception for our integrated approach to the treatment of addiction. We have announced our first three international PROMETA licensees in Switzerland, and we are pleased to share that we have already started receiving licensing fees from the treatment of patients in Europe.
It is important to remember that everything we have accomplished to date has been in the absence of any double-blind, placebo-controlled data. We anticipate that the availability of such data this year will serve as a dramatic catalyst across all of our business segments. Much has been accomplished in the interim, and most of it results from the fact that the physicians treating with the PROMETA treatment protocols have repeatedly impacted the lives of patients, treatment providers, family members and their respective communities.
Criminal Justice, Drug Courts and other Government Initiatives
We felt it was important to depart from the norm, where the best treatments are first offered only to the high-end market. As a result, it has been a key mission of ours to bring treatment to the more disadvantaged socioeconomic groups—such as the Medicaid, criminal justice and social services populations—those that had the greatest need for treatment but the least access to it. As part of that initiative, we decided to make it available to the drug court market, where nonviolent offenders with drug and alcohol problems were offered treatment in lieu of incarceration.
We are excited to report that the first $1.5 million in funding has just recently been authorized, both at the county level and by the legislatures of two separate states, for PROMETA to be used within their drug courts. In Washington state, county funding is available immediately, and state funding will begin July 1, 2007, the start of their fiscal year. By the time you read this, the other state budget should also have been signed into law, with funds available beginning July 1, 2007.
Now that the public sector funding cycle has been initiated, we anticipate more dollars to be allocated toward the PROMETA protocols in these initial counties; more counties in each state to fund and seek additional state funding; and more programs beyond drug courts to adopt treatment of substance dependence with PROMETA. We are also excited to soon provide you with visibility into multiple seven-figure annual opportunities still pending with state governments and other populations.
This momentum is already beginning to convert into opportunities beyond drug courts, to service the more than five million individuals that comprise the broad spectrum of criminal justice programs requiring drug and alcohol abstinence as a condition of avoiding incarceration—namely probation, diversion, parole and corrections.

In addition to the completed drug court pilots in Washington and Indiana, evaluations of the PROMETA treatment protocols in criminal justice populations, including probation, parole and corrections, are currently ongoing in Texas, Georgia and Louisiana.
We are pleased to report that the PROMETA protocols are also being evaluated for use in the public healthcare segment, through a pilot in a methamphetamine-dependent, Medicaid-eligible population in Arizona. We anticipate the results of that pilot in the fourth quarter of this year.
Expanded managed care and government adoption, while initially predicated on commercial evaluations and pilots, will change dramatically based upon the availability of controlled study data and initial adoption and reimbursement from the entities currently conducting evaluations.
Patents and Technology
Our intellectual property position continues to grow stronger on a global basis. We currently have 31 issued or allowed patents and 35 pending patents worldwide, including continuations in-part of our original filings and five distinct groups of new applications based upon our unique insights into the pathologies associated with GABAA receptor dysregulation and the underlying mechanisms of action of components used in the medical portion of the PROMETA treatment protocols.
We believe that shareholder value will substantially increase when there is a realization that we have been simultaneously building a portfolio of assets that also serve as a formidable barrier to entry. Most of our patents have been issued in the past several years, and they will have the benefit of up to 20 years of legal protection from the date of filing. Going forward, every single confirmatory event—pilot results, double-blind, placebo-controlled outcomes and adoption by customers—will serve to further emphasize the value of this patent estate.
The cumulative impact of Hythiam’s successes to date has resulted in the creation of a strong and uniquely positioned company. We have taken a new approach and perspective in building a business to address one of the largest unmet healthcare needs in the world, with numerous near-term catalysts that position us for significant growth. While we cannot predict which event or milestone will ultimately result in changing this industry, we maintain confidence that PROMETA will be an instrumental part of that change, ultimately becoming an industry standard for the treatment of alcoholism and other substance dependencies.
On behalf of the Board of Directors, we thank you for your support and continued loyalty.
Respectfully,
/s/ Terren
Terren S. Peizer
Chairman of the Board and Chief Executive Officer
Hythiam, Inc.